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                                                                Exhibit 11

                           BIORELIANCE CORPORATION

       COMPUTATION OF NET INCOME PER COMMON AND COMMON EQUIVALENT SHARE
                     (In thousands except per share data)




                                                                 Year Ended December 31,                  Three Months Ended
                                                                                                               March 31,
                                                                1994          1995          1996         1996           1997
                                                            ---------      ---------    ----------    ---------       ---------
Weighted average common shares outstanding..............      278,590       288,760        308,916      297,252         346,093
                                                           ----------     ---------     ----------    ---------       ---------

Convertible preferred stock, as if converted............    4,699,815     4,124,411      4,758,530           -        4,782,995
Common stock options, as if converted (1)...............      221,128       353,909        734,057      114,903         746,240
                                                           ----------     ---------     ----------    ---------       ---------
Total common equivalent shares..........................    4,920,943     4,478,320      5,492,587      114,903       5,529,235
                                                           ----------     ---------     ----------    ---------       ---------
Total weighted average common and common
  equivalent shares.....................................    5,199,533     4,767,080      5,801,503      412,155       5,875,328

Net income..............................................   $4,452,000     $ 658,000     $1,502,000    $   5,000       $ 690,000

Undeclared dividend on convertible preferred
   stock, if conversion is anti-dilutive................           -       (138,860)            -       (34,715)             -
                                                           ----------     ---------     ----------    ---------       ---------
Net income available to common stockholders.............   $4,452,000      $519,140     $1,502,000    $ (29,715)      $ 690,000
                                                           ==========     =========     ==========    =========       =========
Net income per common and common equivalent share.......        $0.86         $0.11          $0.26       $(0.07)          $0.12
                                                           ==========     =========      ==========   =========       =========


(1) Common stock options, as if converted issued at prices below the public offering price during the 12 months immediately preceding the filing of this initial Registration Statement and through the effective date of such Registration Statement have been calculated using the treasury stock method based upon the estimated initial public offering price and have been included in all years regardless of whether they are dilutive.